Exhibit 95

Mine Safety Disclosure for Silver Falcon Mining Inc. - First Quarter Requirements for 2012

Under Section 1503 of the Dodd-Frank Act:

Our Diamond Creek Mill, the operator,  is operated subject to the regulations of the Federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (the "Mine Act").  In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law, and amended in December 2011.   The Following mine safety data is provided pursuant to the Dodd-Frank Act.

When MSHA believes a violation of the mill site has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the operator must abate the alleged violation.  During the first Quarter of 2012, MSHA proposed $4,441 in penalty assessments at the Diamond Creek Mill.  Diamond Creek Mill has not yet received all penalty assessments related to the citations issued in the first Quarter of 2012 as some of the citations are under contest.

During the first Quarter of 2012, MSHA issued the Diamond Creek Mill 13 citations pursuant to Section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.

As required by the reporting requirements of the Dodd-Frank Act, the table below presents the following information for the quarter ended March 31, 2012 for the Diamond Creek Mill in Murphy, Idaho.

Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to have Patterns Under Section 104(e)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
5	13	2	0	1	$4,441	0	0	0	11	3	8